UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 20, 2020 (Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or Other Jurisdiction of Incorporation)	(Commission File No)	(IRS Employer Identification Number)

1015 Third Avenue, Seattle, Washington		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 674-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EXPD	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 5, 6, 7, and 8, contain forward-looking statements regarding, among other things, our ability to grow our dividends and repurchase shares; our expectations regarding the  pace of a return to more historically normal levels; the adequacy of our allowance for credit losses; our financial ability to invest in our employees and pay our service providers during these challenging times; and the growth of our business and return of capital to investors, all of which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, the duration and scope of the COVID-19 pandemic and its impact on the demand for our services as well as its impact on our customers and service providers; the pace of re-opening and recovery of global economies; and general economic uncertainty impacting global trade, as well as the other risks and uncertainties that can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our most recently filed Quarterly Report on Form 10-Q and Expeditors’ subsequent filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statement that we may make.

SELECTED INQUIRIES RECEIVED THROUGH MAY 8, 2020

1.	What is the process for deciding when, and how much stock to repurchase? Are we typically restricted from buying stock at any point in the last month of the quarter? Were we blocked out in March?

As noted in our Q1 earnings release, we repurchased 4.0 million shares of common stock at an average price of $70.81 per share during the three months ended March 31, 2020. The Board of Directors has authorized share repurchases down to 160 million outstanding shares. Our capital allocation process, including when and how many shares to repurchase, has not changed. First and foremost, we invest in our people, processes and technology. We also look for other opportunities to invest in our growth strategies. We then look to continue growing our dividends to shareholders. On May 6, 2020 we announced our semi-annual dividend payment of $0.52 per share, which represents the 27th year in a row that we have increased our dividend. Lastly, we review our global working capital needs, cash flow expectations, and market conditions to determine if there is an opportunity to repurchase shares equal to those issued to employees and Directors as equity compensation and to further reduce the total of our outstanding shares.

Our stock repurchase activity is restricted by Securities and Exchange Commission rules. Share repurchases are subject to our insider trading policy, including our insider trading blackout periods that generally begin on the 15th of the last month of each quarter and end on the first full trading day subsequent to our earnings release.

2.	Air cargo demand and pricing have always been volatile, but the current situation seems unprecedented.

-	Does the combination of extreme rate volatility and greater price transparency open the door to mass adoption of index-linked contractual pricing for air cargo?

-	Which stakeholders do you expect to push hardest to peg rates to a market index: airlines, freight forwarders, or cargo shippers?

-	What does Expeditors see as the greatest pitfalls of an indexed approach to pricing air cargo shipments?

-	Longer-term, how would an indexed approach to pricing likely impact the economics of the air freight forwarding business?

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From the outside looking in, it appears that ocean freight is further along in indexed-linked pricing than air cargo. What can we learn from ocean's example when thinking about applying indexed pricing to air cargo?

We are not entirely sure what you are referring to when you speak of indexed pricing. In our opinion, indexed pricing that we are aware of has a very limited role in the air and ocean markets today and we question how this will continue, let alone grow in the future.

We believe that for something to be indexed, it requires two specific elements. The first is that the item being indexed generally needs to be a commodity that is freely available (or it is at the time it is indexed), and second, it requires some common “thing” to be indexed against.

Airfreight it is not a commodity. Airfreight capacity differs by lane pair and changes regularly, depending on lower deck (passenger) space, freighter usage, and charter capacity. Additionally, airfreight space is perishable in that it is available up until the point the aircraft departs and then is gone forever until the next flight is available. The point being that airfreight is not a barrel of oil or a bushel of corn. It differs day to day, lane to lane, and by how it is used and consumed.

It is also very hard to imagine a situation where all customers would accept comparable pricing. In fact, we find that most customers consider their supply chain to be a competitive advantage, and when thinking about their supply chain, they consider execution/service capabilities at the same time they are considering price. They work hard to leverage their volumes to attempt to drive costs down and we believe they would likely not be willing to accept pricing that is in line with all of their competitors.

From an ocean perspective, it would be hard to argue that there is not a supply and demand imbalance. There are many more vessels available to move cargo than there is current demand for that space. The difference in the ocean industry is that carriers have made the strategic decision that it is in their best interest to operate fewer vessels, each with a much higher load factor. Over time, this may put available supply and demand in much closer alignment, which makes the ability to gain access to space a priority.

We are not sure we have entirely answered the questions, but we hope that we have provided enough of an answer where some of the questions may be irrelevant from our point of view.

3.	What industry verticals are most critical for your Transcon land-based transportation business? How is Transcon faring against COVID disruptions in North America?

Our Transcon product does not focus on industry verticals, but on time-definite, high-touch white glove services. Transcon was flat in the first quarter, as some customer volumes increased while others declined. We experienced no major issues in North America related to capacity during the quarter.

4.

How does Expeditors typically handle the physical consolidation of air cargo at your major airport gateways? Have you seen disruption to third party consolidators? Has that materially impacted your ability to move freight? Has it impacted your competitors?

Our model is to build our consolidations in our own facilities across the globe, but there are a few areas in the world where we are required to build our consolidations at an airline or airport facility. We do not disclose those locations, but we have not had any disruptions, with the exception of Personal Protective Equipment (PPE) inspections in China, which required us to work through some backlogs. None of that materially impacted our ability to move freight, and we have no idea of how it might be impacting our competitors.

5.	Can you please provide an update on the level of economic activity in the major markets you serve and what you are seeing in air and ocean volume and yields trends?

While we refrain from providing commentary on current-quarter activity, we would suggest that there are far better sources of economic data than we can provide. The level of activity we saw throughout the first quarter was mixed, depending on carrier capacity shifts in response to supply/demand dislocations, the pace of and severity of government responses to COVID-19, and the varying degree to which individual shippers have been able to absorb the many degrees of impact related to COVID-19. As the re-openings of economies around the world appear to be happening unevenly, we expect the return to more historically normal levels also will occur slowly and unevenly.

6.

Other expense at $50.6mm seemed high as a percentage of gross revenue. Was this primarily due to an increase in bad debt expense? How would you characterize the financial health of EXPD’s customer base?

The increase in Other expenses in 1Q2020, compared to 1Q2019, was due to an increase in bad debt expense, information technology consulting expense, claims and legal expense. The increase in bad debt over the prior year was primarily due to a large bad debt recovery in 1Q2019.

We are privileged to work with a great group of customers in many different industries. Several industries such as retail, aerospace, automotive and oil and energy have experienced significant disruptions in their revenues and operations due to COVID-19. We review these industries and customers in our District credit meetings at least monthly to identify potential credit risks and collection issues. At March 31, 2020, we believe our allowance for credit losses of $3.6 million on an outstanding accounts receivable balance of $1.3 billion is adequate.

7.	Did EXPD incur any COVID-related costs in 1Q20 that is non-ongoing?

The expenses we incurred related to the COVID-19 virus did not have a significant impact during the quarter. We initiated our Business Continuity Plans early on in each of our locations to mitigate the potential impact of the virus and to keep essential supplies and goods moving. Our Information Services team did a great job in quickly setting up over 80% of our employees with the ability to work remotely. Our employees performed extraordinarily well in adapting to these new conditions and continued to execute at a high level. We truly cannot thank them enough for their amazing performance during this period.

We did incur some additional costs for employees working remotely and for those working in our warehouses. In our warehouse operations, we established protocols to maintain social distancing and purchased PPE and other safety equipment to keep our employees safe while handling essential cargo. We expect these costs will continue as we continue to implement improvements to our health and safety standards.

8.	Is management comfortable with share buybacks in this environment?

As you can see from reviewing our financial statements, we take a conservative approach to managing our balance sheet and always have. For years, many on Wall Street have told us that we need to lever up our balance sheet to further improve our performance. For those who know us, including employees, customers and services providers, we have a much different view. We run our business knowing that there will be disruptions in different degrees, shapes and forms. Our Business Continuity Plans anticipate these disruptions and help us formulate our responses. An important part of our planning is having the financial ability to invest in our employees and pay our service providers during these challenging times. In our opinion, adding leverage to our balance sheet would bring additional risk and reduce our ability to perform, invest and grow when disruptions occur in the market. Our first priority will always be investing for growth in our business. But we are also dedicated to returning capital to investors and plan on continuing to do both. As always, we will monitor our performance and adjust as necessary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 20, 2020	/s/ BRADLEY S. POWELL
Bradley S. Powell,
Senior Vice President and Chief Financial Officer